Exhibit 3.665
CERTIFICATE OF INCORPORATION
OF
WASTE CONNECTIONS OF IDAHO, INC.
ARTICLE I
     The name of this Corporation is Waste Connections of Idaho, Inc.
ARTICLE II
     The address of the registered office of this Corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware, 19805. The Partnership’s registered agent at that address is Corporation Service Company.
ARTICLE III
     The name and address of the incorporator of this Corporation is:
Kimberly M. Fosterling
c/o Shartsis, Friese & Ginsburg LLP
One Maritime Plaza, 18th Floor
San Francisco, CA 94111
ARTICLE IV
     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
ARTICLE V
     This Corporation is to have perpetual existence.
ARTICLE VI
     This Corporation is authorized to issue 10,000 shares of common stock, with $0.01 par value. Authority is hereby expressly granted to the Board of Directors of this Corporation from time to time to issue any authorized but unissued shares of common stock for such consideration and on such terms as it may determine.
ARTICLE VII
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation.

ARTICLE VIII
     The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the Bylaws of this Corporation, subject to the provisions of Article VII and this Article VIII.
ARTICLE IX
     A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of the Certificate of Incorporation or Bylaws or of any statute inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any acts or omissions occurring, or any causes of action, suits or claims that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE X
     This Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other person whomsoever by or pursuant to the Certificate of Incorporation in its present form or as hereafter amended are granted, subject to the rights reserved in this Article X.
ARTICLE XI
     Meetings of stockholders may be held outside the State of Delaware, if the Bylaws so provide. The books of this Corporation may be kept (subject to any provision of law) outside of the State of Delaware. Elections of directors need not be by ballot unless the Bylaws of this Corporation shall so provide.

     THE UNDERSIGNED, being the incorporator herein above named, for the purpose of forming a Corporation to do business within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does hereby make and file this Certificate of Incorporation.
Dated: September 25, 1997

/s/ Kimberly M. Fosterling
Kimberly M. Fosterling

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
* * * * *
     WASTE CONNECTIONS OF IDAHO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
     RESOLVED, that the Certificate of Incorporation of Waste Connections of Idaho, Inc. be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:
     “The name of this Corporation is Mountain Home Disposal, Inc.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said Waste Connections of Idaho, Inc. has caused this certificate to be signed by Donald W. Slager, its Executive Vice President, this 12th day of May, 2000.

WASTE CONNECTIONS OF IDAHO, INC.
By:	/s/ Donald W. Slager
Donald W. Slager
Executive Vice President